EXHIBIT 99.1

CONTACT:	Gary A. Harmon Chief Financial Officer (706) 625-7990 gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS

CHATTANOOGA, Tenn. (February 17, 2004) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced financial results for the fourth quarter and fiscal year ended December 27, 2003.

The Company's results reflect the previously announced sales of the Company's North Georgia operations. As a result of these sales, The Dixie Group has changed significantly. It now manufactures higher-end residential and commercial carpet under the Fabrica, Masland and Dixie Home brands. The asset sales allowed the Company to substantially reduce its long-term debt and repositioned the Company in one of the strongest growth segments of the floorcovering industry.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "Our business is now concentrated in the upper end of the carpet market, where innovative styling, design, color and product differentiation are demanded and rewarded. All of our carpet brands reported strong sales gains in 2003, with carpet sales from continuing operations up over 10% for the year and over 21% in the fourth quarter, compared with the year-earlier periods. Those sales trends have continued in the first quarter of 2004. Fabrica and Masland accounted for more than half of the sales growth in the 2003 periods and continue to do so in the first quarter of 2004.

"Our newest line of residential carpeting, the Dixie Home collection, continues to gain momentum with sales in the fourth quarter of 2003 running at an annualized rate of approximately $25.0 million. We are substantially expanding the collection in 2004 and expect sales will reach an annualized run rate of more than double the current rate by the end of 2004. While the infrastructure and start-up costs of this growth initiative reduced pre-tax earnings by approximately $2.9 million in the fourth quarter of 2003 and $8.4 million for the full year, we believe the negative effect of this investment on our earnings will significantly decline as we move through the year.

"In essence, we are entering 2004 as a new company - one that is focused on its core competencies, in a much stronger financial position, and well positioned to take advantage of the improving economy."

The Dixie Group reported a loss from continuing operations of $11.7 million, or $0.99 per diluted share, for the fourth quarter ended December 27, 2003, compared with income from continuing operations of $4.4 million, or $0.37 per diluted share, for the prior-year period. Net sales from continuing operations increased 19% to $64.6 million for the fourth quarter of 2003 from $54.1 million in the year-earlier period.

For the year ended December 27, 2003, the Company reported a loss from continuing operations of $9.0 million, or $0.77 per diluted share, compared with income from continuing operations of $11.4 million, or $0.97 per diluted share, for 2002. Net sales from continuing operations increased 5% to $234.1 million in 2003 from $223.3 million in 2002.

Results from continuing operations were reduced by impairments and other charges of $21.1 million pre-tax ($13.4 million after-tax, or $1.14 per diluted share) in the fourth quarter. The impairments and other charges were principally costs related to the early extinguishment of debt and write-downs of assets impaired as a result of the sale of discontinued operations. Approximately $16.1 million of the charges were non-cash.

Excluding the impairments and other charges, earnings from continuing operations for the fourth quarter of 2003 were $1.7 million, or $0.15 per diluted share. For the full year 2003, earnings from continuing operations, excluding the impairments and other charges, were $4.4 million, or $0.37 per diluted share. Management believes that earnings from continuing operations, excluding these impairments and other charges -- a non-GAAP financial measure -- is a meaningful tool with which to assess the profitability of the Company's ongoing operations.

The sale of the North Georgia operations in the fourth quarter of 2003 resulted in a loss from disposal of discontinued operations of $2.8 million, or $0.23 per diluted share, compared with a loss from disposal of discontinued operations of $3.7 million, or $0.32 per diluted share in the fourth quarter of the prior year. In the first quarter of 2004, the Company completed the sale of its Ringgold, Georgia, spun carpet yarn facility to Shaw Industries Group, Inc. The transaction is expected to result in a small gain in the first quarter of 2004. The assets sold are classified as assets held for sale on the Company's balance sheets. Financial results for the operations sold have been classified as discontinued operations for all periods presented.

Results of the discontinued operations reflected a loss of $2.1 million, or $0.18 per diluted share, in the fourth quarter of 2003 compared with a loss of $2.0 million, or $0.17 per diluted share, in the fourth quarter of 2002. For the year 2003, discontinued operations reflected a loss of $5.1 million, or $0.44 per diluted share, compared with a loss of $3.2 million, or $0.27 per diluted share, for 2002. Including discontinued operations, the Company reported a net loss of $16.6 million, or $1.40 per diluted share, for the fourth quarter of 2003 compared with a net loss of $1.4 million, or $0.12 per diluted share, in the fourth quarter of 2002. For 2003, the net loss was $17.0 million, or $1.44 per diluted share, compared with net income of $4.6 million, or $0.39 per diluted share, for 2002.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at (www.fulldisclosure.com). The simulcast will begin at approximately 11:00 a.m. Eastern Time on February 17, 2004. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen only telephonic conference will be available by dialing 913-981-5510 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 719-457-0820 and entering 226059 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and to consumers through major retailers under the Dixie Home name.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company's business segments. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Consolidated Condensed Statements of Income

(Unaudited; in thousands, except earnings per share)

	Three Months Ended		Year Ended
	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002

NET SALES Cost of sales	$ 64,617 42,920	$ 54,065 34,920	$ 234,149 154,226	$ 223,283 146,100
GROSS PROFIT Selling and administrative expenses Impairments and other charges Other (income) expense - net	21,697 16,733 21,073 82	19,145 12,980 -- (419)	79,923 65,800 21,073 (760)	77,183 56,497 -- (1,102)

Income (loss) before interest and taxes Interest expense	(16,191) 2,339	6,584 1,138	(6,190) 7,975	21,788 4,998

Income (loss) before income taxes Provision (benefit) for income taxes	(18,530) (6,796)	5,446 1,078	(14,165) (5,138)	16,790 5,342

Income (loss) from continuing operations Loss from discontinued operations - net of tax Loss on disposal of discontinued operations - net of tax	(11,734) (2,097) (2,778)	4,368 (2,041) (3,705)	(9,027) (5,149) (2,778)	11,448 (3,178) (3,705)

NET INCOME (LOSS)	$ (16,609)	$ (1,378)	$ (16,954)	$ 4,565

Basic earnings (loss) per share: Continuing operations Discontinued operations Disposal of discontinued operations	$ (0.99) (0.18) (0.23)	$ 0.37 (0.17) (0.32)	$ (0.77) (0.44) (0.23)	$ 0.98 (0.27) (0.32)

BASIC EARNINGS (LOSS) PER SHARE	$ (1.40)	$ (0.12)	$ (1.44)	$ 0.39

Diluted earnings (loss) per share: Continuing operations Discontinued operations Disposal of discontinued operations	$ (0.99) (0.18) (0.23)	$ 0.37 (0.17) (0.32)	$ (0.77) (0.44) (0.23)	$ 0.97 (0.27) (0.31)

DILUTED EARNINGS (LOSS) PER SHARE	$ (1.40)	$ (0.12)	$ (1.44)	$ 0.39

Weighted average shares outstanding: Basic Diluted	11,840 11,840	11,749 11,749	11,773 11,773	11,723 11,821

Consolidated Condensed Balance Sheets

(in thousands)

	December 27, 2003	December 28, 2002

ASSETS Current Assets Cash and cash equivalents Accounts receivable Inventories Assets held for sale Other	(Unaudited) $ 11,058 26,197 50,773 5,592 17,146	$ 2,440 18,770 41,683 207,540 8,592

Total Current Assets Net Property, Plant and Equipment Goodwill Investment in Affiliate Other Assets	110,766 52,627 52,598 11,949 11,014	279,025 59,342 52,316 13,458 12,505

TOTAL ASSETS	$ 238,954	$ 416,646

LIABILITIES AND STOCKHOLDERS' EQUITY Current Liabilities Accounts payable and accrued expenses Accrued purchase consideration Current portion of long-term debt	$ 47,378 -- 13,670	$ 65,451 50,000 98,312

Total Current Liabilities Long-Term Debt Senior indebtedness Convertible subordinated debentures Other Liabilities Deferred Income Taxes Stockholders' Equity	61,048 28,011 27,237 15,056 11,521 96,081	213,763 21,342 29,737 16,529 23,923 111,352

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 238,954	$ 416,646